Exhibit 99.1

Press Release

Orthovita, Inc.

45 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Appoints Mary Paetzold to its Board of Directors

For Immediate Release

February 20, 2003

Contact:  Joseph M. Paiva

Orthovita, Inc.

610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Thursday, February 20, 2003—Orthovita, Inc. (NASDAQ NM / NASDAQ Europe: VITA), a leading developer of orthopaedic biomaterials, reported today that it has appointed Mary Paetzold to its Board of Directors. Ms. Paetzold is a retired CPA with thirty years of experience with public and private companies. Ms. Paetzold was affiliated with KPMG Peat Marwick, LLP from 1973 through 1994 and, in 1979, was nominated to a three-year assignment to the firm’s Executive Office, Department of Professional Practice—Professional Standards and Quality Assurance. Ms. Paetzold was elected partner in 1984 and appointed as an SEC Reviewing Partner in 1986. Ms. Paetzold subsequently served from 1994 through February 2000 as chief financial officer of Ecogen, Inc. (Nasdaq: ECGN), a publicly traded agricultural biotechnology company. Ms. Paetzold currently serves as a director and chairman of the audit committee for Immunomedics, Inc. (Nasdaq: IMMU), a publicly traded biotechnology company. Ms. Paetzold has a B.A. in Mathematics from Montclair State University.

“Mary’s vast financial experience will be invaluable to our audit committee,” said Joseph M. Paiva, Chief Financial Officer of Orthovita, Inc. “We are especially delighted to have someone of her caliber join our Board and look forward to her contributions to our audit committee.”

Orthovita also reported today that James Garvey resigned from the Company’s board. David Fitzgerald will fill the vacancy on the Board’s compensation committee created by Mr. Garvey’s resignation.

David Joseph, Chairman of the Board of Orthovita, Inc. added, “We would like to thank Mr. Garvey for his many contributions to the Company since he joined the Board in 1997. We wish him well in his future endeavors.”

About the Company

Orthovita is a biomaterials company with proprietary technologies applied to the development of biostructures, synthetic biologically active tissue engineering products for restoration of the human skeleton. Our focus is on developing novel products for use in spine surgery and in the repair of osteoporotic fractures. We are also addressing a broad range of clinical needs in the trauma market.

We have applied our technologies to the development of several products, VITOSS® Synthetic Cancellous Bone Void Filler, CORTOSS® Synthetic Cortical Bone Void Filler and RHAKOSS™ Synthetic Bone Spinal Implant, that we believe offer a wide range of clinical applications at various anatomical sites.

In addition, we have developed IMBIBE™ Bone Marrow Aspirate Syringe used with VITOSS and ALIQUOT™ Microdelivery System used with CORTOSS.

VITOSS is a resorbable calcium phosphate scaffold that is highly porous and composed of extremely fine calcium phosphate mineral that allows for resorption, cell seeding and ingrowth of host bone. VITOSS was cleared for sale in the U.S. and Australia, and approved for sale under a CE Mark in Europe.

CORTOSS is a high-strength, biocompatible, self-setting composite engineered specifically to mimic the strength characteristics of human cortical bone. CORTOSS is cleared for sale in Australia and is approved for sale under a CE Mark in Europe for use in screw augmentation procedures and in vertebral compression fracture repair. In addition, we have completed post-marketing human clinical studies of CORTOSS in Europe for its use in hip compression screw augmentation. In the U.S., we are conducting pilot clinical studies for the use of CORTOSS in vertebral compression fracture repair using the vertebroplasty surgical technique. CORTOSS is not available for commercial distribution in the U.S.

RHAKOSS is under development as a preformed, bioactive, bone-bonding composite that mimics the natural dual cortical-cancellous composition of human bone, providing high strength while also allowing for the ingrowth of host bone to address the vertebral interbody fusion and spinal reconstruction market. We are conducting clinical studies of RHAKOSS in Europe required to obtain a CE Mark for its use as an interbody fusion device.

This press release contains forward-looking statements regarding our current expectations of future events that involve risks and uncertainties, including without limitations, our VITOSS, CORTOSS and RHAKOSS products and other aspects of our business. Such statements are based on our current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements.

Factors that may cause such a difference include, but are not limited to, our dependence on the commercial success of our approved products, our history of operating losses and our need for additional funds, our need to obtain and maintain regulatory approvals to sell our products, our ability to manage commercial scale manufacturing capability and capacity, risks and uncertainties in pre-clinical and clinical trial results, market acceptance of our products, the sales levels of our products, research and development, competition and other risk factors listed from time to time in reports filed by the Company with the Securities and Exchange Commission, including but not limited to risks described in our most recently filed Form 10-K under the caption “Certain Risks Related to Our Business.”

Further information about these and other relevant risks and uncertainties may be found in the Company’s filings with the Commission, all of which are available from the Commission as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.